Exhibit 10.1

September 18, 2009

John Sprovieri
Auscrete Corporation
PO Box 847
Rufus, OR 97050

Dear John,

I am responding to your request to provide a letter of intent to proceed with the construction of in excess of 100 affordable houses on our development property, Gorge Vista, in the heights behind Rufus.

As you know, the population of the Sherman County area is expected to increase dramatically in the coming years, and the need for affordable housing is expected to increase right along with that. Furthermore, there is demand for second homes in the Gorge, and the affordability of Auscrete homes will put the dream of a second home within reach for many that may not otherwise be able to afford one. I feel strongly that Auscrete homes are the perfect solution for these needs, and will provide us with an opportunity to develop a very unique look and feel for our development.

The vision for our development is to have an attractive layout with open spaces, common areas, trails, and a variety of recreational amenities. As the climate is relatively dry in Rufus, we are planning to project a theme that could be described as "Southwestern" in nature. Your aerated concrete house construction fits perfectly with this need, and will allow us to cultivate an overall feel that is both well-suited to the area and completely new to the area. There are no other developments in the Gorge that have this motif, which creates an opportunity for us to do something that is completely unprecedented.

I have enclosed two draft site plans that we are currently contemplating for the site. We expect to have a final design for Phase 1 developed by January next year, and we expect to be in a position to break ground early next year and begin construction of houses shortly thereafer. At completion, Gorge Vista will likely have over 300 houses. We look forward to working with Auscrete to achieve this long-term goal.

Sincerely,

John Schmidt
Principal

Gorge Vista LLC - PO Box 1934 Sandy, OR 97055 - gorgevista@gmail.com - 503-704-9745